Exhibit 10.28

English Translation

EXCLUSIVE CONSULTANCY AND SERVICE AGREEMENT

Between

Shanghai Suzao Network Science and Technology Co., Ltd.

AND

Reshuffle Technology (Shanghai) Co., Ltd.

Dated August 31, 2010

EXCLUSIVE CONSULTANCY AND SERVICE AGREEMENT

THIS EXCLUSIVE CONSULTANCY AND SERVICE AGREEMENT (“this Agreement”) is made and entered into by the following two parties in Shanghai, the People’s Republic of China (“PRC”) on August 31, 2010.

(1)	Shanghai Suzao Network Science and Technology Co., Ltd., a limited liability company duly organized and validly existing under the PRC laws, having its legal address at Room 302-14, No.451 Damuqiao Road, hereinafter referred to as “Party A”; and

(2)	Reshuffle Technology (Shanghai) Co., Ltd., a wholly foreign owned enterprise duly organized and validly existing under the PRC laws, having its legal address at Room 22301-1007, Building 14, Pudong Software Park, No.498 Guoshoujing Road, Zhangjiang High-tech Park, Shanghai, hereinafter referred to as “Party B”

(In this Agreement, Party A and Party B are hereinafter referred to as the “Parties” and individually as a “Party”.)

Preamble

WHEREAS, Party A is a limited liability company that is registered and legally exist in Shanghai, PRC, with its main business covering internet information service, technology development concerning computer network science, advertising design and making as well as television programs making and distributing;

WHEREAS, Party B is a wholly foreign owned enterprise duly registered and legally existing in Shanghai, PRC, with its main business covering the development, design and making of network information system software, selling of self-produced products, development and design of computer hardware and provision of related technical consultancy and services;

WHEREAS, Party A needs Party B to provide the technical consultancy and services relevant to the Business (as defined below), and Party B agrees to provide Party A with such technical consultancy and services.

NOW, THEREFORE, the Parties, after friendly negotiations, hereby agree below:

Article 1 Definitions

1.1	Except as otherwise provided herein or where the context otherwise requires, the following terms used herein shall have the following meanings:

“Business” means all the businesses as conducted by Party A now and at any time throughout the term of this Agreement.

“Services” means the technical consultancy and services in connection with the Business provided by Party B within its business scope exclusively to Party A, including, but not limited to:

1) Permitting Party A to use the relevant software required for the Business;

2) Routine management, maintenance and updating of hardware equipments and database;

3) Development, maintenance and updating of application software in connection with internet information service, internet video programs and internet advertisement;

4) Providing technical training for Party A’s professional staffs;

5) Assisting Party A in the collection and investigation of relevant technical information;

6) Other related technical consultancy and services provided from time to time at the request of Party A.

For the purposes of Services, Party B agrees to provide at the same time computers and network hardware and other equipments necessary for the Business for Party A’s use.

“Annual Business Plan” means the Business development plan and budget report for next calendar year prepared by Party A according to this Agreement and with the assistance of Party B before November 30 of each year.

“Service Fees” means all the fees payable by Party A to Party B under Article 3 in respect of the technical consultancy and services provided by Party B.

“Business Related Technology” means any and all software and technologies relating to the Business developed by Party A on the basis of the Services supplied by Party B hereunder.

“Customer Information” has the meaning as ascribed to it under Article 6.1.

“Confidential Information” has the meaning as ascribed to it under Article 6.2.

“Defaulting Party” has the meaning as ascribed to it under Article 11.1.

“Default” has the meaning as ascribed to it under Article 11.1.

“Rights” has the meaning as ascribed to it under Article 13.5.

1.2	The references to any laws and regulations (hereinafter the “Laws”) herein shall be deemed:

(1)	to include the references to the amendments, changes, supplements and reenactments of such Laws, irrespective of whether they take effect before or after the date of this Agreement; and

(2)	to include the references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3	Except as otherwise stated in the context herein, all references to an article, clause, item or paragraph shall refer to the relevant part of this Agreement.

Article 2 Services

2.1	Party B shall diligently provide Services to Party A pursuant to the needs of the Business and the conditions stipulated herein. For this purpose, Party B shall have in place the equipments and personnel reasonably necessary for the provision of the Services and acquire the new equipments and personnel according to Party A’s Annual Business Plan and at the reasonable request of Party A, so as to meet the needs of Party B’s provision of high-quality Services to Party A.

2.2	For the purpose of provision of the Services, Party B shall communicate with Party A all information relevant to the Business and/or customers of Party A.

Article 3 Service Fees

3.1	In respect of the Services to be provided by Party B pursuant to this Agreement, Party A agrees to pay Party B, pursuant to Article 3.2 hereof, the Service Fees as follows:

(1)	Performance service fee is calculated at a ratio on the basis of the pre-tax aggregate revenues of Party A in the then-current year. The initial calculation ratio of performance service fee is 20% of the pre-tax aggregate revenues of Party A for the then-current year; and

(2)	As for specific technical consultancy and services provided by Party B from time to time as requested by Party A, Party A shall separately pay service fee in accordance with the written payment notice provided by Party B.

3.2	The Parties agree that the Service Fees should be paid as follows:

(1)	Party A shall pay Party B the performance service fee on a quarterly basis. Party A shall pay the performance service fee as set forth in Article 3.1(1) before January 10, April 10, July 10 and October 10 of each year.

(2)	After the end of each fiscal year of Party A, the Parties shall, on the basis of Party A’s total pre-tax income in the preceding fiscal year confirmed by the auditing report issued by a PRC certified public accountants firm which is mutually accepted by the Parties or by the means as agreed by the Parties, carry out the overall examination and verification on the performance service fee actually payable by Party A under Article 3.1(1) and make payment adjustments (overpaid portion is refunded and underpaid portion is paid) within fifteen working days after issue of the auditing report. Party A undertakes to Party B that it will provide all necessary materials and assistance to the PRC certified public accountants firm, and procure such firm to complete and issue to the Parties the auditing report for the preceding fiscal year within the first thirty (30) working days after the end of each fiscal year.

3.3	Party A shall, pursuant to Article 3 hereof, pay all Service Fees to the bank account designated by Party B on time. If Party B changes its bank account, it shall notify Party A of such change in writing seven (7) working days in advance.

3.4	Notwithstanding any provision of Articles 3.1 and 3.2, Party B has the right to adjust the calculation ratio of performance service fee based on the services provided by Party B in each year. Party B shall send Party A a written notice relating to its requirement of adjusting the calculation ratio of performance service fee prior to relevant payment period and Party A shall pay the adjusted performance service fee in accordance with the written payment notice. Party B may at the same time require to adjust the specific payment method of service fee as set forth in Article 3.2.

Article 4 Party A’s Obligations

4.1	The Services hereunder shall be provided by Party B on an exclusive basis. During the validity term of this Agreement, without prior written consent of Party B, Party A may not enter into any agreement with any third party or otherwise agree to engage such third party to provide the services identical or similar to those provided by Party B.

4.2	Party A shall provide Party B with its determined Annual Business Plan for next year before November 30 of each year so that Party B can arrange the corresponding service plan and prepare the necessary software, equipments and technical service personnel. If Party A temporarily needs Party B to increase equipments or personnel, it shall negotiate with Party B to reach a consensus fifteen (15) days in advance.

4.3	In order to facilitate Party B’s provision of the Services, Party A shall provide Party B with relevant materials required by Party B in a timely manner.

4.4	Party A shall pay the Service Fees to Party B on time and in full according to Article 3 hereof.

4.5	Party A shall maintain its good reputation and actively develop its business to pursue maximum profits.

Article 5 Intellectual Property Rights

5.1	Intellectual property rights on the work products created during Party B’s provision of Services shall belong to Party B.

5.2	As the operation of Party A’s Business relies on Party B’s provision of Services hereunder, Party A agrees to the following arrangements in respect of the Business-related Technology developed by Party A on the basis of such Services:

(1)	if the Business-related Technology is further developed by Party A upon entrustment of Party B, or is jointly completed by Party A and Party B, the titles thereon and relevant application right for patent shall belong to Party B;

(2)	if the Business-related Technology is further developed by Party A independently, the titles thereon shall be owned by Party A, provided that (A) Party A informs Party B of the details of such Business-related Technology in time and provides relevant materials required by Party B; (B) in the event that Party A proposes to license or transfer such Business-related Technology, Party B shall have the priority to purchase, or Party A shall grant Party B an exclusive license, subject to compliance with mandatory provisions of the PRC laws, and Party B may use such Business-related Technology within the scope transferred or granted by Party A (but Party B has the right to determine whether to accept such transfer or license). Only when Party B waives its priority to purchase or the exclusive right to use such Business-related Technology, Party A may transfer the title on such Business-related Technology to any third party or license any third party to use such Business-related Technology provided that the conditions (including but not limited to transfer price or license fees) should not be favorable than those offered to Party B, and Party A shall guarantee that such third party fully complies with and performs the relevant liabilities and obligations to be complied with and performed by Party A hereunder; and (C) except for the circumstances set forth in item (B) above, within the period provided by Article 8.1 hereof, Party B is entitled to purchase such Business-related Technology, at which time Party A shall consent to such purchase by Party B, subject to compliance with mandatory provisions of the PRC Law, at a price of Renminbi one yuan (RMB1.00) or the minimum price permitted by the then effective Law.

5.3	If Party B is exclusively licensed to use the Business-related Technology according to Article 5.2(2) hereof, such license is subject to the provisions below:

(1)	the license term shall be at least five (5) years (commencing from the effective date of the relevant license agreement);

(2)	the scope of license shall be defined to the fullest extent;

(3)	within the term and scope of the license, except Party B, no other party (including Party A) may use or license others to use such Business-related Technology in any manner;

(4)	subject to compliance with Article 5.3(3), Party A is entitled to determine, at its sole discretion, to license such technology to other third party; and

(5)	upon expiry of the license term, Party B is entitled to request renewal of the license agreement, and Party A shall agree. The renewed license agreement shall have the same terms with the original one, except for changes acknowledged by Party B.

5.4	Notwithstanding any provision of the above Article 5.2(2) hereof, the patent application for any Business-related Technology described in that article shall be conducted in accordance with the following provisions:

(1)	if Party A intends to apply for patent on any Business-related Technology described in such Article, Party B’s prior written consent is required;

(2)	Party A may apply for patent by itself or transfer such application right to a third party only upon Party B’s waiver of the right to purchase such application right for patent. If Party A transfers the aforesaid application right for patent to a third party, it shall guarantee that such third party fully complies with and performs the relevant liabilities and obligations to be complied with and performed by Party A hereunder; in addition, the conditions of Party A’s transfer of the application right for patent to a third party (including but not limited to transfer price) shall not be favorable than those proposed to Party B pursuant to Paragraph 3 of this Article.

(3)	during the term of this Agreement, Party B may at any time require Party A to apply for patent on such Business-related Technology, and decide at its own discretion whether to purchase such application right for such patent. At Party B’s request, Party A shall transfer such application right to Party B, subject to compliance with mandatory provisions of the PRC law, at a price of Renminbi one yuan (RMB1.00) or the minimum price permitted by the then effective law. Party B shall become the legal owner of such patent after it acquires the application right for patent on such Business-related Technology and applies for and obtains such patent.

5.5	Each Party warrants to the other Party that it will compensate the other Party for any and all economic losses incurred by the other Party due to its infringement of any other person’s intellectual property rights (including copyright, trademark, patent and know-how).

Article 6 Confidentiality

6.1	Throughout the term of this Agreement, all customer information related to Party A’s Business and the Services provided by Party B hereunder as well as other relevant materials (hereinafter the “Customer Information”) shall be owned by the Parties.

6.2	Whether this Agreement is terminated or not, the Parties shall be obliged to keep in strict confidence business secrets, proprietary information and business information of the other Party acquired during the execution and performance of this Agreement, Customer Information owned by the Parties and all other information of a confidential nature (hereinafter the “Confidential Information”). The receiving Party of the Confidential Information shall not disclose any Confidential Information to any third party except with the prior written consent of the other Party, or required by relevant laws and regulations or listing requirements. The receiving Party may not use, directly or indirectly, such Confidential Information for purposes other than performing its obligations under this Agreement.

6.3	The following information is not Confidential Information:

(a)	any information that is proved by written evidence to be known to the receiving Party previously by any legal means;

(b)	any information that comes into public domain through no fault of the receiving Party, or becomes known to the public for other reasons;

(c)	any information that is rightfully obtained by the receiving Party by other means after receiving such information.

6.4	The receiving Party may disclose the Confidential Information to its relevant employees, agents or professionals it retains, but shall ensure that such persons obey the relevant terms and conditions of this Agreement and assume any liabilities arising from the breach of the relevant terms and conditions of this Agreement by any of the foregoing persons.

Article 7 Representations and Warranties

7.1	Party A hereby represents and warrants that:

7.1.1	it is a limited liability company duly registered and validly existing under the PRC laws with the corporate personality of independent legal person, with full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a subject of actions;

7.1.2	it has full corporate internal power and authorization to execute and deliver this Agreement and all other documents related to the transaction contemplated hereunder and to be executed by it, and it has full power and authorization to complete the transaction contemplated hereunder. This Agreement shall be lawfully and duly executed and delivered by it and shall constitute a legal and binding obligation on it and is enforceable against it pursuant to the terms hereof;

7.1.3	it has obtained complete business permits necessary for its operations upon effectiveness of this Agreement; it has sufficient rights and qualification to conduct the business it is currently engaged in as well as the other Business as conducted now within the PRC;

7.1.4	it shall notify Party B in a timely manner of any situation which has or may have material adverse effect on its Business and operation, and shall make its best efforts to prevent the occurrence of such situation and/or the expansion of losses;

7.1.5	without written consent from Party B, Party A shall not, in whatever ways, dispose of its material assets or change its current shareholding structure.

7.2	Party B hereby represents and warrants that:

7.2.1	it is a limited liability company duly registered and validly existing under the PRC laws with the corporate personality of independent legal person, with full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a subject of actions;

7.2.2	it has full corporate internal power and authorization to execute and deliver this Agreement and all other documents related to the transaction contemplated hereunder and to be executed by it, and it has full power and authorization to complete the transaction hereunder. This Agreement shall be lawfully and duly executed and delivered by it and shall constitute a legal and binding obligation on it and is enforceable against it pursuant to the terms hereof.

Article 8 Term of Agreement

8.1	The Parties hereby acknowledge that this Agreement becomes effective upon formal signing by the Parties. Unless terminated by the Parties in writing, this Agreement shall continue in force and effect until the term of operation of any Party expires and is not extended.

8.2	The obligations of the Parties under Article 3 and Article 6 hereof shall survive the termination of this Agreement.

Article 9 Indemnification

Party A shall indemnify and hold Party B harmless from and against any and all damages that are or may be suffered by Party B as a result of its provision of the Services, including, but not limited to, those caused by or arising from any lawsuit, repayment pursuit, arbitration or claim made by any third party or any administrative investigation or penalty by any government authority against Party B, provided, however, that the damages arising from Party B’s intentional misconduct or gross negligence shall not be entitled to such indemnification.

Article 10 Notices

10.1	Any notice, request, demand or other communications required to be given or made under or pursuant to this Agreement shall be in writing and delivered to the receiving Party.

10.2	The notices or other communications shall be duly given: if sent by fax or telex, upon transmission; if delivered by hand delivery, when delivered; if delivered by mail, after five (5) days of posting.

Article 11 Defaulting Liabilities

11.1	The Parties agree and acknowledge that, if any Party (hereinafter the “Defaulting Party”) commits material breach of any provision hereof, or materially fails to perform any obligation hereunder, such breach or failure shall constitute a default under this Agreement (hereinafter a “Default”), then the non-defaulting Party shall be entitled to demand the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within fifteen (15) days following the written notice issued by the non-defaulting Party and the rectification requirement, the non-defaulting Party shall be entitled to decide to, at its discretion: (1) terminate this Agreement and require the Defaulting Party to indemnify all the damages; or (2) require the performance of the obligations hereunder and require the Defaulting Party to indemnify all the damages.

11.2	Notwithstanding any provision under Article 11.1 above, the Parties agree and acknowledge that under no circumstances shall Party A be entitled to terminate this Agreement for whatever reason, unless otherwise provided by law or this Agreement.

11.3	Notwithstanding any other provisions herein, the validity of this Article 11 shall survive the suspension or termination of this Agreement.

Article 12 Force Majeure

If a Party is prevented from performing this Agreement or performing it on the agreed conditions hereunder as a result of force majeure, including earthquake, typhoon, flood, fire, war, computer virus, design vulnerabilities of tool software, hacker attack on the internet, changes in policies and laws and other events, causes or circumstances that are unforeseeable or whose happenings are unpreventable or unavoidable, such prevented Party shall forthwith notify the other Party by fax of the occurrence thereof and within thirty (30) days thereafter, provide the documentary evidences issued by the notarial organization where the event occurred, explaining the details of the event and the reasons for its failure to perform this Agreement or its need to delay the performance of this Agreement. The Parties may negotiate whether or not to exempt part of the obligations hereunder or delay the performance of this Agreement depending on the effect of such event of force majeure upon the performance of this Agreement. Neither Party shall be liable to the other Party in respect of the economic losses incurred as a result of force majeure.

Article 13 Miscellaneous

13.1	This Agreement is written in Chinese and executed in two (2) originals. Each Party retains one (1) copy.

13.2	The execution, effectiveness, performance, modification, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

13.3	Any dispute arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if no agreement regarding such dispute can be reached by the Parties within thirty (30) days upon its occurrence, such dispute shall be submitted to the Shanghai Sub-commission of China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with the arbitration rules thereof, and the arbitration award shall be final and binding on the Parties.

13.4	Any rights, powers and remedies granted to any Party by any provisions herein shall not preclude any other rights, powers and remedies available to such Party in accordance with laws and other provisions under this Agreement, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of any other rights, powers and remedies available to it.

13.5	No failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with law (hereinafter the “Rights”) shall be construed as a waiver of such Rights, and the waiver of any single or partial exercise of the Rights shall not preclude its exercise of such Rights in any other way and other Rights.

13.6	The headings herein contained are inserted for reference only and in no circumstances shall such headings be used in or affect the interpretation of the provisions hereof.

13.7	Each provision contained herein shall be severable and separate from other provisions, and if at any time one or more provisions herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

13.8	Once executed, this Agreement shall supersede other legal instruments previously executed by both Parties in connection with the subject matter hereunder, including but not limited to the Exclusive Consultancy and Service Agreement executed by both Parties as of May 20, 2009. Any amendment or supplement to this Agreement shall be binding only by a written instrument duly executed by the Parties.

13.9	Neither Party shall assign any of its rights and/or obligations hereunder to any third party without the prior written consent of the other Party.

13.10	This Agreement shall be binding on the respective legal successors of the Parties.

13.11	The Parties undertake that they shall respectively make tax declaration and payment pursuant to law in connection with the transaction hereunder.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

(SIGNATURE PAGE)

IN WITNESS WHEREOF, the Parties hereto have caused this Exclusive Consultancy and Service Agreement to be executed as of the date and in the place first above written.

Party A: Shanghai Suzao Network Science and Technology Co., Ltd.

[seal: Shanghai Suzao Network Science and Technology Co., Ltd.]

By:	/s/ Chengzi Wu
Name:
Title:

Party B: Reshuffle Technology (Shanghai) Co., Ltd.

[seal: Reshuffle Technology (Shanghai) Co., Ltd.]

By:	/s/ Wei Wang
Name:
Title: